Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

CUC Vacation Exchange, Inc.

1.             The name of the corporation is:

CUC Vacation Exchange, Inc.

2.             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.             The total number of shares of stock which the corporation shall have authority to issue is One Thousand Five Hundred (1,500) all of such shares shall be without par value.

5.             The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.             The name and mailing address of the incorporator is:

M. C. Kinnamon

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

7.             A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of December, 1992.

/s/ M.C. Kinnamon
M. C. Kinnamon

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

CUC Vacation Exchange, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:

That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopt, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of CUC Vacation Exchange, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is Interval Vacation Exchange, Inc.

SECOND:

That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of De1aware.

THIRD:	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of De1aware.

FOURTH:	That this Certificate of Amendment of the Certificate of Incorporation shall be effective as of the date hereof.

* * * * *

IN WITNESS WHEREOF, said CUC Vacation Exchange, Inc. has caused this certificate to be signed this 16th day of December, 1997.

CUC VACATION EXCHANGE, INC.

By:	/s/ E. Kirk Shelton

Name:	e. Kirk Shelton

Title:	Vice President